Exhibit 23.5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of First Light Acquisition Group, Inc. on Form S-4 Amendment No. 5 File No. 333-269705 of our report dated April 13, 2023, which includes an explanatory paragraph as to Calidi Biotherapeutics, Inc.’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Calidi Biotherapeutics, Inc. as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement / Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

August 1, 2023